NSAR ITEM 77O
July 1, 2003 - December 31, 2003
Van Kampen Asian Equity Fund
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase

    1          PICC Property  Merrill Lynch  52,000     0.002%       10/31/03
              & Casualty Co. Ltd.

    2        China Resources   Bank of China 58,000     0.006%       11/10/03
           Power Holding Co. Ltd.



Underwriters for #1

China International
Morgan Stanley
Merrill Lynch

Underwriters for #2
Morgan Stanley
Banc of China International